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                                                                  EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement No. 33-84316 of First Merchants Acceptance Corporation on Form S-8 for the First Merchants Acceptance Corporation 1994 Employee Stock Purchase Plan, and in Registration Statement No. 33-93332 of First Merchants Acceptance Corporation on Form S-8 for the First Merchants Acceptance Corporation 1994 Equity Incentive Plan and the First Merchants Acceptance Corporation 1994 Non-Employee Directors Stock Option Plan, of our report dated February 4, 1997 (March 15, 1997 as to the last paragraph of Note 7), included in and incorporated by reference in this Annual Report on Form 10-K of First Merchants Acceptance Corporation for the year ended December 31, 1996.


Chicago, Illinois
March 27, 1997